Exhibit 77(c)

Lord Abbett Series Fund, Inc.

Supplemental Proxy Information

(Unaudited)

A meeting of the Funds' shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the nine (9) Directors:

      o  E. Thayer Bigelow
      o  William H.T. Bush
      o  Robert B. Calhoun, Jr.
      o  Robert S. Dow
      o  Daria L. Foster
      o  Julie A. Hill
      o  Franklin W. Hobbs
      o  Thomas J. Neff
      o  James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                        Votes             Votes            Votes
Matter                  For               Against          Withheld  Abstentions
------                  ---               -------          --------  -----------
E. Thayer Bigelow       127,380,274.314   3,763,556.246    --        --
William H.T. Bush       127,234,929.691   3,908,900.869    --        --
Robert B. Calhoun, Jr.  127,640,479.558   3,503,351.002    --        --
Robert S. Dow           127,696,050.979   3,447,779.581    --        --
Daria L. Foster         127,766,913.871   3,376,916.689    --        --
Julie A. Hill           127,727,620.484   3,416,210.076    --        --
Franklin W. Hobbs       127,743,130.970   3,400,699.590    --        --
Thomas J. Neff          127,554,134.408   3,589,696.152    --        --
James L.L. Tullis       127,695,084.959   3,448,745.601    --        --